Exhibit 99.1

Media Contact Robin Pence 703 682 6552

Investor Contact Ahmed Pasha 703 682 6451

AES Reports Strong First Quarter Results

Arlington, VA, June 21, 2007 — The AES Corporation (NYSE:AES) today reported strong first quarter 2007 results.  Revenues increased 11% to $3.1 billion compared to $2.8 billion for the first quarter of 2006, while net cash from operating activities increased 14% to $581 million compared to $509 million last year.

First quarter income from continuing operations was $119 million, or $0.18 earnings per diluted share.  The quarterly results were in line with the Company’s expectations excluding a non-cash charge of $35 million, or $0.05 impact on diluted earnings per share, due to an impairment of a minority investment, and a charge of $22 million, or $0.03 impact on diluted earnings per share, relating to a litigation reserve as a result of a court ruling at our subsidiary in Kazakhstan.  Adjusted earnings per share (a non-GAAP financial measure) were $0.24 for the quarter and include the $0.03 charge at our subsidiary in Kazakhstan.  These results compare to 2006 first quarter income from continuing operations of $330 million, or $0.49 earnings per diluted share, and adjusted earnings per share of $0.39.  First quarter 2006 results included a one-time $87 million gain or $0.13 positive impact on diluted earnings per share associated with the sale of Kingston in Ontario and the sale of an additional $39 million or $0.05 positive impact on diluted earnings per share in excess emission sales.

As anticipated and previously disclosed, the Company recognized an impairment charge of approximately $638 million, or $0.94 impact on diluted earnings per share, in connection with the sale of its equity stake in its Venezuelan subsidiary C.A. La Electricidad de Caracas (EDC), now included in discontinued operations.  Including these charges, the Company incurred a net loss of $455 million, or $0.67 diluted loss per share.  This compares to net income of $348 million, or $0.52 earnings per diluted share in first quarter 2006.

During the quarter, AES continued to execute its growth plans. The Company signed a Memorandum of Understanding and subsequently entered into a partnership with GE Energy Financial Services to develop greenhouse gas emission reduction projects in the United States.  The Company also acquired two new power plants with long-term power agreements in Tamuin, Mexico totaling 460 MW of capacity.

“The quarter reflected strong revenues, cash flow and underlying operating performance,” said Paul Hanrahan, AES President and CEO.  ”We continued to implement our growth strategy focusing on meeting increasing demand for energy in fast-growing markets while expanding our presence in renewables and the growing market for emission offsets.”

First Quarter 2007 Consolidated Highlights

•                  Revenues increased by $304 million to $3.1 billion, reflecting higher prices and increased demand primarily in Latin America, the acquisition of two new facilities in Mexico and the consolidation of Itabo, one of the Company’s businesses in the Dominican Republic, and favorable foreign currency translation.

•                  Gross margin decreased by $49 million to $868 million, primarily due to the benefit of higher emission sales of $39 million recorded in first quarter 2006 and $32 million cost recoveries related to prior periods in the first quarter of 2006 at Eletropaulo in Brazil.  This was partially off-set by favorable foreign currency translation, contributions from the two new facilities in Mexico and the consolidation of Itabo, and improved operating performance at various subsidiaries.

•                  General and administrative expense increased $28 million to $85 million, largely from higher spending related to the strengthening of our financial organization, completion of our recent restatement and increased business development activities to support our growth initiatives.

•                  Interest expense increased by $4 million to $422 million, reflecting debt at recently acquired businesses, including the two new facilities in Mexico, interest on regulatory liabilities in Brazil and losses on interest rate derivatives.  These increases were partially offset by debt retirements and lower interest rates at our Brazil subsidiaries.

•                  Other expense decreased $37 million to $41 million, largely due to costs associated with debt retirements at the parent company and at our businesses in El Salvador during the first quarter of 2006, partially offset by a $22 million charge in first quarter of 2007 related to a court ruling at our subsidiary in Kazakhstan.

•                  Gain on sale of investment decreased by $86 million due to the sale of AES Kingston, a 110 MW power plant in Ontario, Canada that resulted in a gain of $87 million in the first quarter of 2006.

•                  Other non-operating expense increased by $39 million to $39 million, largely due to a $35 million impairment in the Company’s minority investment in AgCert International. An impairment was determined to exist due to the application of accounting rules relating to an “other than temporary” decline in AgCert’s stock price performance during the first quarter of 2007.

•                  The effective tax rate during the quarter was 41% as compared to 31% in 2006. This increase was primarily due to a change in tax law in China, unfavorable tax impacts of the charges associated with the impairment of our investment in AgCert and with the court ruling in Kazakhstan, and a favorable impact in the first quarter of 2006 associated with the non-taxable sale of Kingston, offset by a tax benefit recorded upon the release of a valuation allowance at one of our subsidiaries in Argentina.

•                  Income from continuing operations for the first quarter of 2007 was $119 million, or $0.18 diluted earnings per share, versus $330 million, or $0.49 diluted earnings per share for the first quarter of 2006.  Adjusted earnings per share for the first quarter of 2007 were $0.24 compared to $0.39 in first quarter 2006.

•                  During the quarter, free cash flow (a non-GAAP financial measure) increased by $68 million to $377 million, primarily due to decreases in net working capital, lower cash tax payments and contributions from the two new facilities in Mexico and the consolidation of Itabo.

First Quarter 2007 Segment Highlights

•                  Latin America Generation revenue increased by $139 million to $738 million, primarily due to higher contract and spot prices at Gener in Chile, the consolidation of Itabo in the Dominican Republic, and increased energy prices in Argentina. Gross margin decreased by $9 million to $250 million, primarily due to increased purchased electricity and fuel costs at Uruguaiana in Brazil and Gener in Chile and higher fixed costs at Gener, partially offset by the consolidation of Itabo and variable margin on the increased revenues in Argentina.

•                  Latin America Utility revenue increased by $73 million to $1.2 billion, primarily due to the positive impact of foreign currency translation in Brazil and higher tariff rates at Eletropaulo and Sul in Brazil and CAESS-EEO in El Salvador.  Gross margin decreased by $19 million to $210 million, primarily due to prior period costs recovered through the tariff in first quarter 2006 at Eletropaulo in Brazil, partially offset by favorable foreign currency translation and the favorable tariff rates at Sul and CAESS-EEO.

•                  North America Generation revenue increased by $17 million to $510 million, primarily due to the acquisition of the two new facilities in Mexico, higher spot prices at Eastern Energy in New York and planned outages at Warrior Run in Maryland and AES Hawaii in first quarter 2006.  These gains were mostly offset by lower emission sales in New York and outages at Merida in Mexico and at Deepwater in Texas.  Gross margin decreased by $20 million to $154 million, primarily due to lower emission sales at Eastern Energy in New York.

•                  North America Utility revenue increased by $8 million to $263 million, primarily due to higher volumes at IPL in Indiana.  Gross margin increased by $17 million to $81 million primarily due to higher volume and lower maintenance costs associated with generation unit overhauls in first quarter of 2006 at IPL.

•                  Europe & Africa Generation revenue increased by $44 million to $252 million, primarily due to higher volume and prices in Kazakhstan, favorable foreign currency translation and higher volume and prices in Hungary. Gross margin increased by $10 million to $90 million, primarily due to higher revenues in Kazakhstan and favorable foreign currency translation, partially offset by lower emission sales at Bohemia in Czech Republic.

•                  Europe & Africa Utility revenue increased by $14 million to $166 million, primarily due to higher tariff rates in Ukraine and foreign currency translation gains. Gross margin decreased by $19 million to $17 million due to reduced rainfall in Cameroon which led to increased fuel costs and an unfavorable derivative mark-to-market variance at AES SONEL in Cameroon.  Additionally, AES SONEL experienced higher fixed costs related to increased staffing and higher depreciation.

•                  Asia Generation revenue increased by $18 million to $212 million, primarily due to higher volume in Pakistan and an outage at Ras Laffan in Qatar in 2006, partially offset by lower volumes in Sri Lanka. Gross margin decreased by $5 million to $58 million, primarily due to lower volumes in Sri Lanka and higher planned maintenance costs at Barka in Oman.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of adjusted earnings per share and free cash flow and reconciliations to the most comparable GAAP financial measure.

Attachments

Condensed Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information.

Conference Call Information

AES will host a conference call on Thursday, June 21, 2007 at 8:30 a.m. Eastern Daylight Time (EDT). The call may be accessed via a live webcast which will be available at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Results” or by telephone in listen-only mode at (888)-802-7346. International callers should dial (973)-582-2785. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name and affiliation. The AES Financial Review presentation will be available prior to the call at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Results.”

A telephonic replay will be available at approximately 12:00 p.m. EDT by dialing (877)-519-4471 or (973)-341-3080 for international callers. The system will ask for a reservation number; please enter 8931602 followed by the pound key (#). The telephonic replay will be available until July 11, 2007. A webcast replay, as well as a replay in downloadable .mp3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

AES is one of the world’s largest global power companies, with 2006 revenues of $12.3 billion.  With operations in 28 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide.  Our 13 utilities amass annual sales of over 73,000 GWh and our 121 generation facilities have the capacity to generate approximately 40,000 megawatts.  Our global workforce of 32,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2006 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE AES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2007	2006 (Restated)

Revenues	$3,121	$2,817
Cost of sales	(2,253)	(1,900)
GROSS MARGIN	868	917

General and administrative expenses	(85)	(57)
Interest expense	(422)	(418)
Interest income	100	114
Other expense	(41)	(78)
Other income	39	19
Gain on sale of investments	1	87
Foreign currency transaction losses on net monetary position	—	(23)
Equity in earnings of affiliates	20	36
Other non-operating expense	(39)	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	441	597

Income tax expense	(181)	(186)
Minority interest expense	(141)	(81)

INCOME FROM CONTINUING OPERATIONS	119	330

Income from operations of discontinued businesses, net of tax	62	18
Loss from disposal of discontinued businesses, net of tax	(636)	—

NET (LOSS) INCOME	$(455)	$348

DILUTED (LOSS) EARNINGS PER SHARE
Income from continuing operations	$0.18	$0.49
Discontinued operations	(0.85)	0.03

DILUTED (LOSS) EARNINGS PER SHARE	$(0.67)	$0.52

Diluted weighted average shares outstanding (in millions)	677	688

THE AES CORPORATION
SEGMENT INFORMATION (unaudited)

	Three Months Ended
	March 31,
($ in millions)	2007	2006 (Restated)

REVENUES
Latin America Generation	$738	$599
Latin America Utilities	1,177	1,104
North America Generation	510	493
North America Utilities	263	255
Europe & Africa Generation	252	208
Europe & Africa Utilities	166	152
Asia Generation	212	194
Corp/Other & eliminations	(197)	(188)

Total revenues	$3,121	$2,817

GROSS MARGIN
Latin America Generation	$250	$259
Latin America Utilities	210	229
North America Generation	154	174
North America Utilities	81	64
Europe & Africa Generation	90	80
Europe & Africa Utilities	17	36
Asia Generation	58	63
Corp/Other & eliminations	8	12

Total gross margin	$868	$917

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America Generation	$215	$238
Latin America Utilities	167	126
North America Generation	86	209
North America Utilities	50	34
Europe & Africa Generation	73	87
Europe & Africa Utilities	12	33
Asia Generation	41	44
Corp/Other & eliminations	(203)	(174)

Total income before income taxes and minority interest	$441	$597

THE AES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
($ in millions, except shares and par value)	2007	2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,448	$1,379
Restricted cash	496	548
Short term investments	854	640
Accounts receivable, net of reserves of $239 and $233, respectively	1,860	1,769
Inventory	496	471
Receivable from affiliates	82	76
Deferred income taxes - current	228	208
Prepaid expenses	149	109
Other current assets	877	927
Current assets of held for sale and discontinued businesses	344	438
Total current assets	6,834	6,565

PROPERTY, PLANT AND EQUIPMENT
Land	952	928
Electric generation and distribution assets	22,822	21,835
Accumulated depreciation	(6,815)	(6,545)
Construction in progress	1,256	1,008
Property, plant and equipment, net	18,215	17,226

OTHER ASSETS
Deferred financing costs, net of accumulated amortization of $193 and $188, respectively	271	279
Investment in and advances to affiliates	608	595
Debt service reserves and other deposits	520	524
Goodwill, net	1,429	1,416
Other intangible assets, net of accumulated amortization of $185 and $172, respectively	320	298
Deferred income taxes - noncurrent	654	602
Other assets	1,635	1,606
Noncurrent assets of held for sale and discontinued businesses	1,469	2,052
Total other assets	6,906	7,372

TOTAL ASSETS	$31,955	$31,163

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Accounts payable	$897	$795
Accrued interest	422	404
Accrued and other liabilities	2,137	2,131
Non-recourse debt - current portion	1,310	1,411
Current liabilities of held for sale and discontinued businesses	256	278
Total current liabilities	5,022	5,019

LONG-TERM LIABILITIES
Non-recourse debt	10,722	9,834
Recourse debt	4,939	4,790
Deferred income taxes - noncurrent	1,095	800
Pension liabilities and other post-retirement liabilities	864	844
Other long-term liabilities	3,067	3,312
Long-term liabilities of held for sale and discontinued businesses	431	428
Total long-term liabilities	21,118	20,008

Minority Interest (including discontinued businesses of $148 and $175, respectively)	3,270	3,100

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 667,010,861 and
665,126,309 shares issued and outstanding, respectively)	7	7
Additional paid-in capital	6,688	6,654
Accumulated deficit	(1,533)	(1,025)
Accumulated other comprehensive loss	(2,617)	(2,600)
Total stockholders’ equity	2,545	3,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,955	$31,163

THE AES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
($ in millions)	2007	2006 (Restated)

OPERATING ACTIVITIES
Net cash provided by operating activities	$581	$509

INVESTING ACTIVITIES
Capital expenditures	(476)	(242)
Acquisitions, net of cash acquired	(174)	—
Proceeds from the sales of businesses	—	110
Proceeds from the sales of assets	2	4
Sale of short-term investments	326	276
Purchase of short-term investments	(470)	(448)
Increase in restricted cash	(14)	(53)
Purchase of emission allowances	(1)	(12)
Proceeds from the sales of emission allowances	9	45
Decrease in debt service reserves and other assets	117	10
Purchase of long-term available-for-sale securities	(8)	—
Other investing	12	11
Net cash used in investing activities	(677)	(299)

FINANCING ACTIVITIES
Borrowings (repayments) under the revolving credit facilities, net	186	11
Issuance of non-recourse debt	370	329
Repayments of recourse debt	—	(150)
Repayments of non-recourse debt	(370)	(548)
Payments for deferred financing costs	(4)	(16)
Distributions to minority interests	(54)	(16)
Contributions from minority interests	9	—
Issuance of common stock	14	8
Financed capital expenditures	(4)	—
Other financing	1	—
Net cash provided by (used in) financing activities	148	(382)
Effect of exchange rate changes on cash	17	36

Total increase (decrease) in cash and cash equivalents	69	(136)
Cash and cash equivalents, beginning	1,379	1,176

Cash and cash equivalents, ending	$1,448	$1,040

THE AES CORPORATION
NON-GAAP MEASURES (unaudited)

	Three Months Ended March 31,
($ in millions, except per share amounts)	2007	2006 (Restated)

Diluted EPS From Continuing Operations	$0.18	$0.49

FAS 133 Mark to Market (Gains)/Losses	0.01	(0.01)
Currency Transaction (Gains)/Losses	—	—
Net Asset (Gains)/Losses and Impairments	0.05	(0.13)
Debt Retirement (Gains)/Losses	—	0.04

Adjusted Earnings Per Share(1)	$0.24	$0.39

Capital Expenditures

Maintenance Capital Expenditures	$204	$200
Growth Capital Expenditures	276	42

Total Capital Expenditures	$480	$242

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$581	$509
Less: Maintenance Capital Expenditures	204	200

Free Cash Flow(2)	$377	$309

(1)             Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance.  Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(2)             Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures.  AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

THE AES CORPORATION
PARENT FINANCIAL INFORMATION

Parent only data: last four quarters
($ in millions)	4 Quarters Ended
	March 31,	December 31,	September 30,	June 30,
	2007	2006	2006	2006
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual

Subsidiary distributions(1) to Parent	$976	$971	$1,014	$937

Returns of capital distributions to Parent	87	72	68	34

Total subsidiary distributions & returns of capital to parent	$1,063	$1,043	$1,082	$971

Parent only data: quarterly
($ in millions)			Quarter Ended
	March 31,	December 31,	September 30,	June 30,
	2007	2006	2006	2006
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual

Subsidiary distributions to Parent	$137	$311	$352	$177

Returns of capital distributions to Parent	15	9	34	29

Total subsidiary distributions & returns of capital to Parent	$152	$320	$386	$206

Liquidity (3)			Balance at
($ in millions)	March 31,	December 31,	September 30,	June 30,
	2007	2006	2006	2006
	Actual	Actual	Actual	Actual

Cash at Parent	$54	$237	$172	$71
Availability under revolver	804	889	764	567
Cash at QHCs(2)	20	20	37	7
Ending liquidity	$878	$1,146	$973	$645

(1)             Subsidiary Distributions (a non-GAAP financial measure) is defined as cash distributions (primarily dividends and interest income) from subsidiary companies to the parent company and qualified holding companies. These cash flows are the source of cash flow to the parent.

(2)             The cash held at qualifying holding companies (QHCs) (a non-GAAP financial measure) represents cash sent to subsidiaries of the company domiciled outside of the US.  Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent).  Cash at those subsidiaries was used for investment and related activities outside of the US.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US.  Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

(3)             AES believes that unconsolidated parent company liquidity (a non-GAAP financial measure) is important to the liquidity position of AES as a parent company because of the non-recourse nature of most of AES’s  indebtedness.